Exhibit 5.1

7 December 2021	Our Ref: JT/WL/P3823-S11929

PropertyGuru Group Limited

Paya Lebar Quarter 1

Paya Lebar Link

#12-01/04

Singapore 408533

Dear Sirs

PROPERTYGURU GROUP LIMITED

We have acted as Cayman Islands legal advisers to PropertyGuru Group Limited (the “Company”) in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated by the Securities and Exchange Commission relating to the offering by the Company of ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1. In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualification set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

WALKERS	Page 2

2.

Based on our review of the Amended and Restated M&A (as defined in Schedule 1), the authorised share capital of the Company will become US$50,000 divided into 500,000,000 ordinary shares with a nominal or par value of US$0.0001 each immediately prior to completion of the offering of the Ordinary Shares.

3.

The issue and allotment of the Ordinary Shares pursuant to the Registration Statement has been duly authorized. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Ordinary Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the heading “Description of PubCo Securities” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (SINGAPORE) LIMITED LIABILITY PARTNERSHIP

WALKERS	Page 3

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 14 July 2021, the Certificate of Incorporation on Change of Name dated 22 July 2021, the Amended and Restated Memorandum and Articles of Association of the Company to be in effect immediately prior to the completion of the public offering of the Company’s Ordinary Shares (the “Amended and Restated M&A”), the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated 24 November 2021 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 5 December 2021.

4.	A copy of executed written resolutions of the sole Director of the Company dated 23 July 2021, and a copy of executed written resolutions of the sole shareholder of the Company dated 23 July 2021.

5.	A certificate from a director of the Company dated 6 December 2021, a copy of which is attached hereto (the “Director’s Certificate”).

6.	The Registration Statement.

WALKERS	Page 4

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and all matters required by law and the Amended and Restated M&A to be recorded therein are completely and accurately so recorded.

3.	The Director’s Certificate is true and correct accurate as at the date hereof.

4.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman Islands law.

WALKERS	Page 5

SCHEDULE 3

QUALIFICATION

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.